Exhibit 99.2
Blue Nile Names Marc Stolzman Chief Financial Officer
SEATTLE, May 6, 2008 — Blue Nile, Inc. (NASDAQ: NILE) today announced that Marc Stolzman will join the Company as Chief Financial Officer effective June 9, 2008. Stolzman brings twenty years of extensive financial and retail experience to his new role and will be a key member of the management team. As CFO, Stolzman will be responsible for all aspects of Blue Nile’s finance function, including accounting and financial reporting, financial planning and analysis, tax, treasury and investor relations. Stolzman will report to Diane Irvine, Chief Executive Officer.
Stolzman joins Blue Nile from Imperium Renewables, a national leader in next generation biodiesel refining and manufacturing technology, where he has served as Chief Financial Officer since March 2007. Stolzman previously spent thirteen years with Starbucks Coffee Company and held a number of executive leadership positions, including Senior Vice President of Finance and Business Development of Starbucks Coffee International from 2003 to 2007, Chief Financial Officer of Starbucks Coffee Japan from 2001 to 2003, and Vice President North America Finance from 1997 to 2001. Stolzman began his career at Lamonts Apparel and spent six years in various finance and treasury positions.
“I am extremely excited that Marc will be joining Blue Nile as CFO, and I believe we will benefit immensely from his experience, passion and commitment to excellence,” said Irvine. “Marc’s depth of financial and international experience and his strong record of delivering results in a growing consumer business are tremendous attributes that will help to drive our mission of being the world’s premier diamond and jewelry retailer.”
“I am thrilled to be associated with such a dynamic consumer brand and to join Blue Nile at this important stage in the Company’s growth,” said Stolzman. “I look forward to contributing to the Company’s future success.”
Stolzman received a B.A. in Business Administration from Washington State University.
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, (Investors) 206.336.6745
eileena@bluenile.com
or
Liz Powell, (Media) 206.336.6755
liz@bluenile.com